EXHIBIT 10.4B

CHS LONG TERM INCENTIVE PLAN
Fiscal 2019- Fiscal 2021 Plan Appendix
US and International

FISCAL 2019-2021 RETURN ON INVESTED CAPITAL GOALS

Performance Targets	CHS ROIC	Description	Award as % of Target Goal
Superior Performance Maximum	7.9%	Superior Performance Goal	400%
Maximum	6.9%	Maximum Performance Goal	200%
Target	5.9%	Target Performance Goal	100%
Threshold	4.9%	Minimum Performance Goal	50%

Note: Compensation earned for any Performance Period is mathematically interpolated when performance results occur between the three ROIC Performance Targets.

RETURN ON INVESTED CAPITAL EXPLANATION
ROIC is a measurement of how efficiently the company uses its capital and the level of returns on that capital. It is calculated by dividing net operating profit after tax by funded debt plus equity. Further details on the ROIC calculation, goal determination and goals can be answered by the finance contact for your group. The formula used in the calculation of ROIC is as follows:

ROIC=	Adjusted Net Operating Profit After Tax*
Funded Debt + Equity**

*(Earnings Before Taxes + Interest, Net) * (1- Effective Tax Rate)
**(Average of Beginning FY19 and End of Year FY21Funded Debt) + Beginning of Year Equity

Calculation uses FY18 July balance sheet for beginning of fiscal year 2019 funded debt and beginning of year equity. The FY21 July balance sheet will be used for fiscal 2021 end of year funded debt. Funded debt is calculated by adding long-long term debt plus the current portion of long-term debt plus any guarantees of funded debt.